EXHIBIT 99.1

                 Orsus Xelent Technologies Announces Correction
               Regarding the Company's Third Quarter 2006 Results

NEW YORK, NY-- -- November 28, 2006 -- Orsus Xelent Technologies,  Inc. (OTC BB:
ORXT), an emerging designer and manufacturer of award-winning mobile phones for the Asian market, released a correction to the Company's financial results for the quarter ended September 30, 2006. The previous press release regarding the Company's third quarter 2006 results contains minor figure errors and the Company is filing an 8K to correct the errors. Additionally, a correction to the press release issued November 15, 2006 is as follows:

For the nine months ended September 30, 2006, gross profit was $8.0 million, which represents an increase of $4.7 million or 139% as compared to the gross profit of $3.3 million for the same period in 2005. Except for the effect of the provision of inventory in the second and third quarter of 2006, the gross profit in the third quarter of 2006 was $3.8 million representing 6.33% growth over the second quarter of 2006 and a slight decline of 0.40%, as compared with the third quarter of 2005.

Net income for the nine months ended September 30, 2006 was $4,648,000, or 10.12% of revenue, which represents a 223% increase compared to the same period in 2005. Net income for the three months ended September 30, 2006 was $2,366,000, which represents 51% of total net profit for the first nine months of 2006. The net income for the third quarter 2006 represents an increase of 20.84%, compared to the same period in 2005. The substantial increase in net profit is due to the Company's adjustment of its marketing strategy and improvements in the cellular phones market in this quarter.


About Orsus Xelent Technologies


Incorporated in the state of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The company's business comprises the design of mobile phones, related digital circuits, and software development, and is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features like finger print recognition and touch-screen displays. Since the company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong
Kong, Shenzhen, and Tianjin. For more information, please visit: www.orsus-xelent.com.


Information Regarding Forward-Looking Statements


Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.






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Contact:

Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President and CEO
US: Tel 212-719-7535
Fax 212-790-9594
PRC: Tel 010-85653777
Fax 010-85653666



RedChip Companies, Inc./Aurelius Consulting Group, Inc.
Dave Gentry, President and CEO
(407) 644-4256
Dave@aurcg.com
info@aurcg.com
www.runonideas.com